Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ebix, Inc. of our reports dated March 2, 2020, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Ebix, Inc., appearing in the Annual Report on Form 10-K of Ebix, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Atlanta, Georgia
December 17, 2020